GameStop Announces Update to its Investment Policy to Add Bitcoin as a Treasury Reserve Asset

GRAPEVINE, Texas, March 25, 2025 (GLOBE NEWSWIRE) —GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that its board has unanimously approved an update to its investment policy to add Bitcoin as a treasury reserve asset.

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